Exhibit 23.3

CONSENT OF CORPORATE VALUATION ADVISORS, INC.

Corporate Valuation Advisors, Inc. hereby consents to (i) the inclusion of our fairness opinion, dated March 11, 2023, to the Board of Directors of Worldwide Webb Acquisition Corp. in the filing of the Registration Statement on Form S-4 of Worldwide Webb Acquisition Corp., file number 333-271894, and any subsequent amendments to it (the “Registration Statement”), and (ii) all references to the fairness opinion in the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement, proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Corporate Valuation Advisors, Inc.

Corporate Valuation Advisors, Inc.

Hartland, Wisconsin

October 10, 2023